FOR IMMEDIATE RELEASE                 Contact:  John Young
                                               (804) 560-4070


                   Imo Industries Inc. Announces Completion of
                          Morse Controls Division Sale

Richmond, VA, USA, February 13, 2001. Imo Industries Inc. announced today that it had completed the previously announced transaction to sell its Morse Controls division to Teleflex Incorporated (NYSE: TFX) for $135 million in cash.

Morse Controls has sales of approximately $150 million and 9 manufacturing facilities in North America, Europe and Asia. In addition, Morse is a partner in two joint ventures: NHK Morse in Japan and Shanghai Dong Feng Morse in China with sales of approximately $30 million. Morse Control manufactures a variety of mechanical, hydraulic and electronic products and systems for industrial, marine and aviation markets. Specific products include engine controls, steering systems, transmission controls, throttles, replacement engine parts, industrial chain, and hose products and are sold under the Morse Controls(R), Hynautic(R), Sierra(R), AquaPower(R), and Shields Hose(R) brand names worldwide. Manufacturing facilities included in the sale are Hudson, Ohio; Litchfield, Illinois; Sarasota, Florida; Clearwater, Florida; Basildon, England; Marsta, Sweden; Heiligenhaus, Germany; Sydney, Australia; and Singapore.

J.P. Morgan acted as exclusive financial advisor to Imo on the transaction.

Imo Industries Inc. is a privately held company based in Richmond, Virginia. It is a leading manufacturer of Fluid Handling and Power Transmission products through its Imo Pump and Boston Gear divisions.